Exhibit 23.3

Consent of LMC Automotive

We hereby consent to the citation by Delphi Automotive PLC (the “Company”) of data from our LMCA-GCAT WorldQuery 2011 Q3 File (and subsequent quarterly and annual files) and our LMC Automotive AutoQuery Application (and any comparable or successor LMC Automotive source), and to the use of our name in connection with the use of such data in the Registration Statement on Form S-1 and any amendments thereto filed by the Company with the Securities and Exchange Commission.

LMC Automotive

By:	/s/ Jeff Schuster
Name: Jeff Schuster
Title: SVP Forecasting

Date: 1/13/12